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                                                                    Exhibit 99.1

[LOGO] SAVVIS

FINAL-FOR IMMEDIATE RELEASE

For More Information, Media Contact:    For More Information, Investors Contact:

Carter B. Cromley                       Nancy Bridgman Lysinger
SAVVIS Communications                   VP, Treasurer
(703) 234-8033                          703-234-8000
carter.cromley@savvis.net               nancy.lysinger@savvis.net

                       SAVVIS Receives Notice from Nasdaq

   Will Appeal Initial Delisting Determination While Awaiting SEC Approval of
             Nasdaq-Proposed Extension of Listing Compliance Period

            May Pursue Reverse Split if Required to Maintain Listing

Herndon, VA, -- May 21, 2003 - SAVVIS Communications (NASDAQ: SVVS), a leading global managed IP and managed hosting services provider, today announced that it received a Nasdaq Staff Determination that SAVVIS' common stock failed to meet the $1.00 closing bid price per-share requirement under the Nasdaq's Marketplace Rule 4310(c)(4), and that the stock is therefore subject to delisting from the Nasdaq SmallCap Market. SAVVIS has requested a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination. Under the Nasdaq's rules, the delisting is deferred until the appeal is resolved.

Nasdaq recently proposed to extend the period within which SAVVIS would have to satisfy the SmallCap bid price requirement. In the event the proposed extension is not approved in time or SAVVIS is determined not to be eligible for the extension, SAVVIS may effect a reverse stock to satisfy the $1.00 bid price per-share requirement and avoid delisting. SAVVIS stockholders approved a reverse stock split at its 2002 annual meeting, and SAVVIS is seeking their approval of additional reverse split alternatives at its 2003 annual meeting, to be held in June.

About SAVVIS

SAVVIS Communications (NASDAQ: SVVS) is a leading managed services provider that delivers IP VPNs, private and public, hosting, and managed hosting services to businesses. SAVVIS solutions are designed for industries with demanding information technology requirements including legal, media, retail, professional services, healthcare, manufacturing, and financial services.

Known as The Network that Powers Wall Street(SM), SAVVIS was ranked #3 in IP VPN market share by IDC in its 2003 report, trailing only AT&T and WorldCom, and its network reliability was declared "perfect" in Network World magazine's groundbreaking study of backbone performance. SAVVIS recently won the first ever American Business Awards "Stevie"(TM) in the category of "Best Customer Service Organization." SAVVIS'

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managed hosting services were awarded the Service Provider Excellence Award by
Boardwatch magazine for its virtualized approach to managed hosting, and the Market Engineering Award from Frost & Sullivan for product differentiation and innovation.

For more information about SAVVIS' Intelligent IP Network(SM) and managed hosting solutions, visit: http://www.savvis.net.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although SAVVIS believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from SAVVIS' expectations are set forth as risk factors in SAVVIS' SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission on February 28, 2003. Many of these factors are beyond SAVVIS' ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, SAVVIS claims the protection of the safe harbor for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995. SAVVIS assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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